Exhibit 5.1

February 16, 2023 Starbucks Corporation 2401 Utah Avenue South Seattle, Washington 98134	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1-415-773-5700 orrick.com

Re:	Registration Statement on Form S-3 (File No. 333-267227)

Ladies and Gentlemen:

With respect to $1,000,000,000 aggregate principal amount of 4.750% Senior Notes due 2026 and $500,000,000 aggregate principal amount of 4.800% Senior Notes due 2033 (collectively, the “Notes”) to be issued and sold by Starbucks Corporation (the “Company”) under the Registration Statement on Form S-3, File No. 333-267227, filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 1, 2022 (the “Registration Statement”), and the related prospectus, dated September 1, 2022, as supplemented by the final Prospectus Supplement, dated February 7, 2023 (the “Prospectus Supplement”), filed by the Company with the Commission under its Rule 424(b) on February 9, 2023 (together, the “Prospectus”), we have examined the Registration Statement, the Prospectus and the Indenture (the “Base Indenture”), dated as of September 15, 2016, between the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Ninth Supplemental Indenture, dated as of February 16, 2023 (the “Supplemental Indenture”), pursuant to which the Notes will be issued. The Company is filing the Base Indenture, the Supplemental Indenture and this opinion letter with the Commission on a Current Report on Form 8-K (the “Current Report”) on the date hereof.

We have also examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the legal competence of all signatories to such documents; and (iv) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon and subject to the foregoing, assuming that the Notes are issued and sold in compliance with applicable federal and state securities laws and as contemplated by the Registration Statement and the Prospectus, we are of the opinion that the Notes will be legal and binding obligations of the Company.

Starbucks Corporation

February 16, 2023

The opinion set forth above is subject to (a) the effect of any bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers or conveyances, preferences and equitable subordination); and (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinion expressed herein is limited to the laws of the State of Washington and the State of New York. We did not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. We undertake no responsibility to update or supplement this opinion in response to changes in law or future events or other circumstances.

This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated by the Commission, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference into the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP